Exhibit 10.1

September 14, 2011

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, CA 94403

Re:	Advancement and Indemnification Rights

Dear Sir/Madam:

In light of certain recent court decisions concerning the advancement and indemnification rights of corporate directors and officers, including the indemnification rights of directors designated by sponsor shareholder investors, Silver Lake Group, L.L.C. (the “Sponsor”) and Serena Software, Inc. (the “Company” or “Serena”) hereby enter into this Letter Agreement (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.

This Agreement clarifies certain rights of (i) the Sponsor, (ii) any Sponsor Affiliate or any persons or entities providing management, advisory, consulting or other services at the direction or request of the Sponsor or any Sponsor Affiliate, to or for the benefit of the Company or any successors or direct or indirect parents or subsidiaries of the Company (collectively, “Serena Companies”), (iii) any investment fund formed or managed by the Sponsor or any Sponsor Affiliate or for which the Sponsor or any Sponsor Affiliate serves as an investment adviser (a “Fund”); (iv) any direct or indirect general partner, managing member and/or controlling shareholder of any Fund; (v) any persons designated by the Sponsor, any Sponsor Affiliate or any Fund, to serve as a director, officer, board observer, partner, trustee, fiduciary, manager, employee, consultant or advisor, or functional or foreign equivalent of the foregoing, to any of the Serena Companies (collectively, the “Sponsor Designees”); and (vi) any direct or indirect partners (including general partners), shareholders, members (including managing members), affiliates, controlling persons, subsidiaries, directors, officers, fiduciaries, managers, employees and agents of each of the foregoing (those persons and entities identified in (i), (ii), (iii), (iv), (v), and (vi) are herein collectively the “Indemnitees,” and each is individually an “Indemnitee”), whether such right exists pursuant to any Organizational Document, Advisory Agreement or any other agreement or document.

It is the intent of the parties that (i) the Serena Companies are and shall be the indemnitor of first resort with respect to any matters for which advancement and indemnification are provided by the Serena Companies to or on behalf of the Indemnitees, whether for claims and liabilities arising prior to or after the date of this Agreement and whether such claims or liabilities arise out of any act, statement or omission occurring prior to or after the date of this Agreement, (ii) that the Serena Companies shall provide advancement and/or indemnification to each Indemnitee on a primary basis; and (iii) that any Indemnitee may be expected to seek advancement and/or indemnification from any other potential source of advancement or indemnification (including without limitation from any other Indemnitee), or to seek insurance coverage from any insurance carrier providing coverage under any policy issued to any Sponsor Affiliate, only if, and to the extent, that the Serena Companies are legally and/or financially unable to pay advancement and/or indemnification, as the case may be, to or on behalf of such Indemnitee.

Accordingly, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration – including, without limitation, the Sponsor’s agreement to provide management, advisory, consulting or other services to the Serena Companies and each Sponsor Designee’s agreement to serve as a director, officer, board observer, partner, trustee, fiduciary, manager, employee, consultant, or advisor of the Serena Companies (or in any other capacity at the Serena Companies) – the receipt and sufficiency of which is hereby acknowledged, all parties intending to be legally bound hereby, the parties hereby agree as follows:

1.	Indemnification; Insurance; Expenses.

a.	No Other or Further Changes.

Except as, and to the extent, specifically provided herein, any and all rights to advancement and/or indemnification to which each Indemnitee has ever been, is or may in the future be entitled from the Serena Companies shall remain unchanged by this Agreement (“Indemnification Rights”). The parties acknowledge and agree that this Agreement is not intended to modify, reduce or expand any such Indemnification Rights.

b.	Company as Primary Indemnitor.

With regard to any Indemnification Rights that an Indemnitee may be entitled from the Serena Companies, each of the Serena Companies hereby agrees and acknowledges that (i) it is the indemnitor of first resort; (ii) its obligations to each Indemnitee are primary, and any obligations of the Sponsor, any Sponsor Affiliate or any Fund or other Indemnitee to provide advancement or indemnification, or any insurance carrier providing coverage under any insurance policy issued to any Sponsor Affiliate to provide coverage, for any damages, judgments, liabilities, assessments, fines, penalties, amounts paid in settlement, fees and costs (including attorneys fees and costs) or other losses (herein “Losses”) incurred by Indemnitee and for which the Serena Companies have agreed to, or are otherwise obligated to, indemnify Indemnitee (whether under any Organizational Document, Advisory Agreement or any other agreement or document) are secondary, and (iii) if the Sponsor, any Sponsor Affiliate or any Fund or other Indemnitee is obligated to pay, or pays or causes to be paid for any reason, any Losses which any of the Serena Companies is otherwise obligated (whether under any Organizational Document, Advisory Agreement or other document or agreement) to pay (as advancement or indemnification) to or on behalf of Indemnitee, then (A) such Sponsor, Sponsor Affiliate, Fund or other Indemnitee, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of Indemnitee with respect to such payment; and (B) each of the Serena Companies shall jointly and severally reimburse, indemnify and hold harmless the

Sponsor, Sponsor Affiliate, Fund or other Indemnitee, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of Indemnitee.

(c)	Director and Officer Insurance.

To the extent that the Serena Companies maintain an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Serena Companies, each Indemnitee that is a natural person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. Notwithstanding the preceding to the contrary, if Serena maintains additional insurance coverage under any policy or policies of insurance for members of a special committee of its board of directors, then such additional coverage shall not apply to an Indemnitee who is not a member of such special committee. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Serena has director and officer liability insurance in effect, Serena shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. Serena shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. Such insurance shall, in all events, be primary insurance coverage relative to any indemnification available to such Indemnitee from any Sponsor Affiliate and shall, in all events, be primary insurance coverage relative to any other insurance coverage available to Indemnitee from any insuarance policy/ies providing coverage to any Sponsor Affiliate.

2.	Specific Waiver of Subrogation.

Each of the Serena Companies hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise (and to cause each affiliate of each of Serena Companies not to exercise), any claims or rights that such Serena Company may now have or hereafter acquire against any Indemnitee (in any capacity), or against any insurance carrier providing coverage under any insurance policy issued to any Sponsor Affiliate, that arise from or relate to the existence, payment, performance or enforcement of such Serena Company’s obligations under this Agreement or under any other indemnification agreement (whether pursuant to any other contract, any Organizational Document, any Advisory Agreement or otherwise), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Indemnitee against any Indemnitee, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

3.	Exculpation.

To the maximum extent permitted by applicable law, and to the maximum extent permitted or authorized by any Organizational Document or other agreement or document, no Indemnitee who serves or has served as a director, officer, employee, agent or fiduciary of any Serena

Company shall be liable to any Serena Company, or to any shareholder, member or partner (or equivalent) of any Serena Company or to any party bringing any action by, on behalf of or in the name or right of any Serena Company, for any breach of fiduciary duty or other breach of duty.

4.	Amendment, Waiver, Choice of Law, Construction and Third-Party Beneficiaries.

a. This Agreement may not be orally amended, modified, extended or terminated, nor shall any purported oral waiver of any of its provisions be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived only by a written agreement specifically identified as such and signed by the Sponsor, Holdings and the Company.

b. An Indemnitee’s rights under this Agreement and an Indemnitee’s rights to advancement or indemnification from any Serena Company pursuant to any agreement or document (including without limitation any Organizational Document or Advisory Agreement) governing Indemnitee’s rights to advancement and/or indemnification from any Serena Company may not be limited, waived, eliminated or otherwise diminished or modified without the specific written consent of the Sponsor. The Sponsor may, within the Sponsor’s sole discretion, compromise, waive or relinquish any Indemnitee’s rights to advancement or indemnification under any agreement or document (whether pursuant to any Organizational Document, Advisory Agreement or otherwise) governing Indemnitee’s rights to advancement and/or indemnification from any Serena Company.

c. Nothing in this Agreement shall be construed to require the Sponsor, any Sponsor Affiliate or any other person or entity to continue to provide management, advisory, consulting or other services, and nothing in this Agreement shall be construed to require any Sponsor Designee to continue to serve as a director, officer board observer, fiduciary, partner or manager (or in any other capacity) of any Serena Company. Subject to the second sentence of Section 4(b), no Indemnitee’s rights hereunder shall be limited or impaired in any way in the event that such Indemnitee ceases, for any reason, to serve or provide services to any Serena Company.

d. To the extent permitted by applicable choice of law principles, this Agreement and the rights conferred under this Agreement shall be governed by the laws of the State of Delaware without regard to any other choice of law principles.

e. To the extent that a change in the laws of the State of Delaware (or other applicable law), whether by statute or judicial decision, permits greater indemnification rights or remedies than would be afforded currently under (i) the relevant Serena Companies’ Organizational Documents, (ii) this Agreement or (iii) any other document providing advancement and/or indemnification to an Indemnitee, it is the intent of the parties hereto that Indemnitee shall enjoy, by and as a result of this Agreement, the greater benefits so afforded by such change.

f. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise, so long as such right or remedy does not conflict with any right or remedy provided hereunder.

The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy, so long as the assertion of such right or remedy does not conflict with any right or remedy hereunder.

g. To the extent that any term or condition of this Agreement conflicts with any term or condition under any other agreement or document to which any the Serena Company or Indemnitee is a party (whether pursuant to an Organizational Document, Advisory Agreement or any other agreement or document) with respect to the subject matter of this Agreement, the terms and conditions of this Agreement shall control. Each Serena Company hereby waives the right to enforce any rights under such other agreement to the extent that such rights or remedies conflict with any rights or remedies provided hereunder.

h. Subject to the second sentence of Section 4(b), each Indemnitee shall, to the extent not a party hereunder, be considered an express third-party beneficiary hereunder and shall enjoy all rights that a party hereunder enjoys and shall enjoy such rights to the same extent as a party hereunder.

5.	Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section or subsection of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section or subsection of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

6.	Counterparts.

This Agreement may be executed in any number of counterparts and by each of the parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same instrument.

7.	Definitions.

(a) “Advisory Agreement” shall mean any advisory, management, monitoring or other similar or equivalent agreement.

(b) “Organizational Document” shall mean an entity’s charter, by-laws, partnership agreement, limited liability company agreement, operating agreement, indemnification agreement, or other similar or equivalent agreement or document.

(c) “Sponsor Affiliate” shall mean any entity that, directly or indirectly, (i) is controlled by, (ii) controls or (iii) is under common control with, the Sponsor; provided, that,

under no circumstances shall any portfolio company of Sponsor (including any Serena Company be deemed a Sponsor Affiliate hereunder.)

[Signature Page Immediately Follows.]

Very truly yours,

SILVER LAKE GROUP, L.L.C.

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Managing Director and Chief Legal Officer

ACKNOWLEDGED AND AGREED TO as of the date of this letter.

SERENA SOFTWARE, INC.

By:	/s/ Edward Malysz
Name: Edward F. Malysz
Title: SVP, General Counsel

SIGNATURE PAGE TO AGREEMENT